Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related proxy statement/prospectus/information statement of Flex Pharma, Inc. for the registration of 76,151,698 shares of its common stock and to the incorporation by reference therein of our report dated March 7, 2018, with respect to the consolidated financial statements of Flex Pharma, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 13, 2019